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INDEPENDENT AUDITOR'S CONSENT

We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated March 31, 1995, on our audits of the consolidated financial statements of Pease Oil and Gas Company. We also consent to the reference to our firm under the caption "Experts."




/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP


Denver, Colorado
November 6, 1995